FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
                                                                          Page 1

                                                                    EXHIBIT 99.1

                                   TRANSCRIPT

                            FIBERSTARS, INCORPORATED
                        INVESTOR CONFERENCE CALL/WEBCAST

                            MODERATOR: JOHN DAVENPORT
                                  JULY 6, 2006
                                   10:30 AM CT

Operator:             Good afternoon. My name is (Lawanna) and I will be your
                      conference operator today. At this time I would like to welcome everyone to the Fiberstars Second Quarter Results conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

                      Thank you. Mister Davenport you may begin your conference.

John Davenport:       Thank you (Lawanna). Joining me is Bob Connors our CFO.
                      I'll open with a few comments. Bob will go through the numbers. I'll then provide some detail on where we are with customers and bring you up to date on the the Southern Cal Edison report comparing EFO light to fluorescent in freezer cases delivered at the recent
                      ASHRAE annual meeting held in Quebec City. Then we'll open it up for questions.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
                                                                          Page 2

                      But first I'd like to remind you that forward looking statements made on this conference call are pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding our outlook for the second quarter of 2006, goals, and business outlook for 2006 and thereafter, future EFO sales, enhancements to EFO sales, our revenue, and (unintelligible). Investors are cautioned that all forward looking statements involve risk and uncertainty. Actual results may differ materially from the results predicted.

                      Factors that could cause actual results to materially differ from the forward looking statements in this presentation are set forth in our most recent annual report on Form 10K for the year ended December 31, 2005. These forward looking statements speak only as of the date hereof. We disclaim any intention or obligation to update or revise any forward looking statements.

                      First concerning our second quarter financial results: As we discussed on our May 11 call sales in the second quarter would be much stronger than they were in Q1. They turned out to be about comparable to last year versus the sharp year over year decline we experienced in Q1. This was both due to improved EFO sales as well as improved demand for the new control and LED water feature pool products. We were also encouraged, of course, to see more than a factor of three growth in EFO sales over Q1.

                      Now I'd like to turn it over to Bob for a more detailed look at the numbers. After that I'll provide some more comments.

Bob Connors:          Thank you John. EFO shipments for the second quarter of
                      2006 were approximately $904,000, up about two times from revenues of $456,000 reported for the second quarter of 2005 and up more than three times from the prior quarter
                      EFO sales.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
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                      The Department of Defense Navy contract accounted for
                      approximately half a million of this. EFO shipments for the first half of 2006 were approximately $1,167,000 compared to $766,000 for the first half of 2005.

                      Total shipments for the company were approximately $7,532,000, nearly flat on sales of $7,645,000 in the second quarter of 2005. This represents an improvement on the overall business as compared to results for the last two quarters as increased EFO shipments, along with shipments of new pool products nearly offset lower sales for more traditional fiber optic areas.

                      Total shipments for the first half of 2006 were approximately $12,859,000 compared to sales of $14,465,000 for the first half a 2005, a decrease of 11%, most of which occurred in the first first quarter of 2006.

                      Traditional fiber optic shipments in the second quarter were down 8% compared to the second quarter. This also is an improvement over the past two quarters and is close to trend which we expected at the beginning of the year. The loss in the second quarter 2006 will be larger as compared to the loss experienced in Q2 of 2005 to be more comparable to loss experienced in the first quarter of this year due to higher EFO spending, lower margins, and higher Sarbanes Oxley and FAS 123R expenses as we discussed in some detail in previous calls.

                      Looking at Q3 we expect to have sequential growth in EFO shipments and we expect traditional fiber optic business to be down modestly as it was in Q2. We expect EFO shipments to include a significant amount of Navy business.

                      The core business forecast is based on continued reductions in the Spa, Jazz and US commercial business traditional line, somewhat offset by sales of new pool products. The year as stated in the prior release we expect EFO sales for 2006 to be between $4 and $6 million.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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                      For 2006 as a whole we expect traditional fiber optic
                      business to be down modestly during the last two quarters of this year, more in line with what we experienced in Q2. The core business forecast is based on reductions in the traditional product line mentioned previously and those will be offset somewhat by continued sales of new pool products.

                      We expect a loss comparable to last year for 2006 as increased expense for EFO and structural charges Sarbanes Oxley, FAS 123R, and the balance of the restructuring will affect the results. We expect the FAS 123R expense to build during the year.

                      Now John I'll turn it back over to you.

John Davenport:       Thanks Bob. I'd like to spend a few moments now on two
                      areas and then open it up to questions. First an update on EFO customers and then second an update on the presentation given at the recent ASHRAE conference.

                      Let's go to the customer update starting with foothold accounts. While we were approved in seven new Whole Food stores in the quarter we were only able to ship to one due to store construction delays. However the remaining stores are expected to ship in Q3 and Q4.

                      The same thing happened in Cinemark. While we were approved in five locations due to construction delays only one location was completed.

                      Shipments to six new Albertsons locations however were strong in the quarter bringing the number of Albertsons locations with EFO products to 17; only one less than the number of Whole Foods. With 3,800 combined locations the Albertsons Super Value chain holds tremendous potential for EFO.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
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                      The importance of foothold accounts is undermined in a
                      June 29 article in USA Today; maybe you've seen it. It's entitled "Supermarkets Copy Whole Foods shopping list." A quote from the article, "They look like a Whole Foods, they smell like Whole Foods, they even taste like Whole Foods. But they're actually part of some of the oldest and most familiar chains in the supermarket industry."

                      And in fact what these chains are trying to mimic is the more than 11% annual growth that Whole Foods has experienced over the past five years in same store sales while the rest of the industry has been flat or going down.

                      It's interesting the chains mentioned in the article are Giant Eagle, Publix, Safeway, and Wal-Mart; all chains that we're working with and have shipped products to in the quarter. Whole Foods has as shown that emphasizing the product, creating character during the shopping experience works, and the lighting of course has a tremendous impact on that. And so it's really nice to see this article; see folks recognizing it.

                      Now let's take a look at some other projects above and beyond the foothold accounts. First let's talk a little about the Navy ship install project. Fiberstars has successfully completed the first phase which includes modeling the baseline existing fixtures. We also built a number of illuminators, many of which are capable of instant light. That'll be important as we're working on commercial versions of the product.

                      Some of these illuminators have already been through salt spray testing which is a necessity for exterior ship board applications. Finally a crew of Fiberstar's engineers has completed an extensive ship board audit over the last several weeks and developed fixture layouts that delivers the required light levels. The detailed audits had the added benefit of revealing additional areas where Fiberstars EFO might be utilized.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
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                      Fiberstars expects to complete a second phase comparable
                      in effort to the first phase in Q3. While most of the ship installed projects involves replacing existing fluorescent lighting with HED lighting, the military version of EFO, about 25% of the work includes the development of standalone LED lighting, particularly suitable for night applications. This too using state of the art LEDs is more efficient than its filtered incandescent counterparts.

                      Other important projects include the Bank of America building, the ING building project in Europe, the Safeway test, and two non-supermarket accounts - one test at the W Hotel in Manhattan and another at Dillard's. All of these projects are going well at this point.

                      I haven't said anything about Dillard's EFO applications but since it represents a significant new retail opportunity I'd like to say a few words about where we are with it.

                      We've been approved in two departments of Dillard's where the heat benefits, energy savings, and EFO's ease of maintenance are all important. Quality of light is also very important. EFO was chosen over other alternatives because it most closely matched halogen while providing more light. After a successful mockup we recently received an order to install the product in Dillard's flagship store in Little Rock, Arkansas which we'll do this quarter.

                      We expect this to lead to installations in eight to ten new Dillard's stores per year over the next three years with an opportunity for additional retrofits in existing stores. EFO has made significant progress in supermarkets and with this past quarter's work in the Navy ships. Now with Dillard's we're beginning to see traction in retail applications.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
                                                                          Page 7

                      Now let's talk specifically about EFO ICE and the Southern Cal Edison report. Besides at the Albertsons location in Los Angeles we currently have ongoing EFO ICE tests at Publix, Pathmark, A&P, Costco, Rite Aid, Walgreen's, Wal-Mart, and Aldi's. In addition we'll be installing product at Conoco, Dollar General, Brookshire's, Giant Eagle, Price Chopper, Super Value, as well as another Wal-Mart location in South America.

                      While these tests are going well the independent Southern Cal Edison report is also important for several reasons. First the test gives independent validation to EFO's energy savings to our customers. Secondly it begins to quantify the difficult to measure but actually greater energy savings due to removing the lighting load from inside the freezer. The compressor just doesn't have to work as hard. And finally it establishes EFO's price energy savings for rebate purposes in California and possibly in other states. That's of course important to customers who are interested in payback time - short payback time.

                      With that I'd like to go into some detail - summarize the presentation given by Southern Cal Edison. We are working on a separate release but unfortunately weren't able to get it out this week due to the holiday. You should be seeing it next week.

                      The study was presented by Ramin Faramarzi, the director of the study and of Southern Cal Edison's refrigeration center, given June 25 in Quebec City at the ASHRAE annual meeting. The fluorescent lamps used at the Albertsons that were a part of the study were five foot TA fluorescent lamps - 40 watts per bulb. These are state of the art lamps. Typically supermarkets use high output or very high output that might use two or even three times the energy so we should keep that in mind. This is the best case for fluorescents and it was chosen for that reason.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
                                                                          Page 8

                      The 40 watt bulbs actually translates into about 60 watts of power usage per door because you have to include the ballast losses which are also inside the case as well as the fact that on the average you use more than one lamp per door. They actually come in corners and it takes four for example to do three door case. The test installation actually operates 24 hours a day or 8,760 hours per year as many supermarkets do.

                      EFO went in the early part November 2005. It took 14 hours to complete 43 cases which was one of our first retrofits; it's actually reduced - improved since that time. So it's pretty easy to do - relatively easy to do a retrofit.

                      The monitoring plan included of course monitoring the power for the lighting but also the power for the compressors as well are other things. For example the defroster is used to keep the door clear from fogging up, the evaporator fan and things called anti-sweat heaters, the whole building demand was also monitored, the total lighting, the total heating/ventilation and the total refrigeration.

                      Key variables of course are the lighting - we changed from fluorescent to fiber optic lighting the outdoor ambient temperature - this is very important because of course if the outdoor ambient temperature was the same freezing temperature then you wouldn't need a compressor at all. So the compressor load increases with the outdoor ambient temperature.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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                      Humidity was also monitored as well as indoor ambient
                      temperature. The number of times the doors were opened of course which warms up the inside of the cases as well as how the product was loaded in the case.

                      The pre-retrofit period was between October 10 and November 6. That's when the fluorescents were monitored and the post-retrofit period was November 10 to January
                      10. The EFO system was monitored (unintelligible) 43 doors.

                      The savings was 11,186 kilowatt hours for the just direct energy savings from the lighting. In other words about half of the lighting power directly. EFO used approximately 31 watts per door compared to the 60 watts per door from fluorescent systems.

                      The interactive savings, that is the savings from the compressor not having ot work as hard - 11,837 kilowatt hours or about 31 watts per door. It was actually more than the direct energy savings in the lighting itself.

                      But as a result of that the total savings - 23,022 kilowatt hours or 535 kilowatt hours per door - was substantial. The EFO ICE system used only about 1/3 the energy compared to its state of the art fluorescent system
                      - 30 watts versus more than 90 watts. And, of course, therefore cost less than 1/3 what a fluorescent system costs in energy.

                      If you think about it in terms of 100 doors - as an average supermarket. That would amount to $6,000 per year at 11 cents per kilowatt hour which is what the study used as an energy rate. Of course that energy rate is low nowadays compared for example what you'll find in Long Island where rate is 18 cents per kilowatt hour or in Europe where it's in the twenties. So the other thing to work is that there - many stores have up to 200 doors per store.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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                                                                         Page 10

                      So the Southern Cal Edison study validates the energy savings and against the state of the art fluorescent system it's 1/3 the power. The Southern Cal Edison presenter also said that payback would be about one point eight years. To get that you not only need to add the energy savings but you need the maintenance savings and at twice the life of fluorescent lamps in freezer cases that's also substantial.

                      EFO can offer significant maintenance savings, when you consider only one bulb replaces four bulbs for example in a three door case. And the reliability of the system is improved as well. EFO maintenance is only a fraction of the maintenance cost for the fluorescents and that's how you get those dramatic paybacks.

                      The next phase in the study includes taking a closer look at the energy savings, maintenance, and customer perception because EFO lighting is different. Instead of lighting the corners of the doors as fluorescents do EFO gets you uniform lighting where the food is. So there's expected to be some kind of a perception difference which we've seen a second phase will also include a comparison to an LED approaches.

                      In summary the study showed significant energy savings with the EFO lights over the fluorescent system with the largest factor being the compressor savings. That plus maintenance benefits means that store even using state of the art fluorescent lighting can get its investment in fiber optic lighting back in less than two years a time that can be even faster with rebates.

                      The overall customer response for EFO continues to be very strong. We are encouraged by the EFO growth we've seen in the second quarter as well as the result of the Southern Cal Edison test that I've just gone through. And we look for continued growth as we go forward.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
                                                                         Page 11

                      At this point I'd like to open it up to any questions.

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone keypad.

                      Your first question comes from Eric Goldstein, First New York.

Eric Goldstein:       Good afternoon Hi John how are you?

John Davenport:       Good hey Eric.

Eric Goldstein:       I just have a quick question. To what extent have you been able to share the results of this study with your customers? I mean how much of this are your potential customers?

                      How much of this data do they have and to the extent you've been able to share some of it what type of reaction are you getting?

John Davenport:       I've just started doing that. I was actually with lighting designers for Wal-Mart giving a presentation after the study was presented and I included a summary a couple of slides of the study results were very positive.

                      In fact I was asked for a copy of the presentation for the folks at Wal-Mart because they thought that the data in the presentation was very useful so I think as we're going to go forward we're going to receive positive response from customers.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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                                                                         Page 12

                      Is that the only thing this'll be considering? No they'll want to know how this performs in their store in their environment but having an independent study validating the energy savings is I think important.

Eric Goldstein:       Okay and just how did the results compare to what you
                      internally would have thought they would have said in other words were they a little more conservative than where your numbers are coming out or were they, you know, pretty much in line with what you would have expected?

John Davenport:       Well they were probably more conservative in this sense.
                      The lamps that were used in - the fluorescent lamps that were used in this test are state of the arc (T-8) fluorescent lamps a lot of numbers have those only the newest presentation.

                      Supermarkets typically use (HO) or high output lamps which are kind of medium energy use fluorescent lamps used in most applications. So we see a little more energy savings for that reason.

                      But of ours that wasn't unexpected since we know about the bulbs. We do think they're probably is some more interactive savings there's some subtleties having to do with the number of door openings.

                      EFO went in time for Thanksgiving. There were a lot more door openings for the store for the cases themselves which kind of depresses the savings a little. That's a reason for the continuing study.

Eric Goldstein:       Okay great thanks a lot John.

Operator:             Thank you your next question comes from the line of Walter
                      Schenker Titan Capital.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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Walter Schenker:      Hey John.

John Davenport:       Hi.

Walter Schenker:      If we go back a year or two years or talk about not the
                      freezer door product but the original product being used over produce, fish, the type of applications used in Whole
                      Foods we don't hear much discussion about that.

                      I know there was discussion about the studies being done to talk about food spoilage in the produce areas. Why aren't we getting any meaningful traction in those areas beyond Whole Foods and a couple of other stores?

John Davenport:       Well let me just say that I think we are getting
                      meaningful traction with the Albertsons application is exactly that for the seafood and for chocolate that's another temperature sensitive application.

                      That was influenced by what was going on at Whole Foods and I talked a little bit about the Whole Foods influence which is generally recognized across the industry.

                      Albertsons I think is a direct result of that. We have a test at Safeway that's in place in part because the perishable items in that test are expected to last longer.

                      That's exactly the reason that they're doing this test for EFO so it has helped us. The perishable study has helped us and we are gaining traction yet in using down EFO lights for those applications.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
                                                           Confirmation #2345902
                                                                         Page 14

                      The latest application that I talked about just a moment ago for Dillard's is really another area where heat from the halogen lamps were actually damaging the product.

                      So that's again another case where the no heat benefit is still playing out. Now you could say that we'd all like to see more traction faster I'm in favor of that and we're trying to make that happen. It's taking longer than we had hoped it would take but it is happening.

Walter Schenker:      And on a tangential but similar question about traction
                      there have been a series of and I haven't paid attention to it a series of discussions historically about energy requirements and new construction in different areas of the United States and the inability to meet those energy efficiencies using traditional halogen type products.

                      Are they not implementing those regulations or how are retailers, food retailers, traditional retailers meeting the energy standards without - with traditional products?

John Davenport:       I think it's a combination of the above; some states are
                      not enforcing the regulations very strenuously yet, although that is changing. Some states are enforcing this and in fact since the regulations are enforced locally through the building permits process it gets to the county level, city level.

                      States though like Texas and California are enforcing the regulations, New York is another one are in fact enforcing regulations. So there are things changing.

                      Lighting designers have been actually in some cases actually taking the (MR 16s) out of the lighting design and going to more flat fluorescent lighting.

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                                                        FIBERSTARS, INCORPORATED
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                      That's happened for example in conference rooms. That's
                      not what folks in other applications retail applications want because lighting sells products.

                      And you want to have spot lights on products and people are using fewer spot lights, some people are using energy efficient spot lights and I talked about this before ceramics metal halide and in fact in a (unintelligible) in Toronto they were ceramic metal halide lights on the fish and that gave them more energy efficiency.

                      But it didn't solve their heat problem. In fact we took ten degrees out of the fish reducing the temperature ten degrees as well as increased the light levels simultaneously both of which were important to Whole Foods.

                      Energy regulations are being enforced unevenly - but the direction toward more enforcement. Lighting designers are beginning to face the fact that they're going to have to live with these regulations in fact they're going to become more severe as we go forward. But, it's taking time.

Walter Schenker:      Okay thanks a lot.

Operator:             Your next question comes from Lenny Brecken, Breckin
                      Capital.

Lenny Brecken:        Hey guys this question is on the visibility all right so
                      we're probably going to do another half a million dollars maybe next quarter and the guidance for EFO total was sequentially off although not quantifying that.

                      I'm just sort of questioning and I think some of the questions already pointed to this but sort of the visibility in non-Navy orders this last quarter the business was basically flat if you x out the Navy.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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                      So - and some of the questions were pertained to what's
                      changing in terms of, you know, the momentum in either the freezer case or the down lighting market and I honestly I know you have testing done but there's no visibility to closure.

                      So I think a lot of people are wondering if you x out the Navy what sort of a visibility in the business has it improved any and what concrete evidence can you give to support that?

John Davenport:       Sure I guess I would say it has improved if you do the
                      subtraction to see that there still is quarter to quarter growth even without the Navy. The second point is that in my view is that the momentum is building especially in the down lighting area where we've done a lot of the ground work.

                      Remember we're still in the test phase for EFO ICE although as I talked about I don't know must be 15 or 16 tests that we're talking about nowadays. We're getting into the mature portion of that testing done a lot more of the ground work where the down lighting is concerned.

                      And with Dillard's is we're beginning to see proof of that effort. I talked also about the (ING) building in Europe. There are 2100 down lights in that application and we're approved we expect to see those go in the third and fourth quarter.

                      I talked about other buildings where we have tests going on and we are very near putting a product in so I see momentum building in the down light area first in Q3 and I see sequential growth in - as we've said that we'll do between four and six million dollars in EFO in 2006.

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                                                        FIBERSTARS, INCORPORATED
                                                       Moderator: John Davenport
                                                            07-06-06/10:30 am CT
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                      You've got to have sequential growth to do that and right
                      now we see our being able to it.

Lenny Brecken:        All right yeah I mean I guess I'm sort of trying to
                      understand, you know, given that the - we know how big the market is, how big some of the bids are out there.

                      I'm just sort of - I still can't corroborate my mind just that the range in what you're giving and sort of corroborate, you know, what will it take given the mounting data to support your claim that the product is as solid as you say it is to really give you guys the break to give you, you know, a multi million dollar order in non-Navy.

                      And I don't sense that what break is going to come in the next quarter or two to give you that visibility so I don't know if you can comment on that and the second question I do and the last question I do have is in the test that you were discussing earlier if you have any data points relative to LEDs?

John Davenport:       There is no test that includes LED and fluorescents that
                      I'm aware of or of LED. However there is the data point that we got for example at the recent light test and there we're talking about an LED system that was shown for example by GE Gelcore that is comparable in power usage to the state of the arc fluorescents used in freezer cases.

                      So that's a gain for LED but again we're 1/3 the power. Remember the LED also go inside the freezer case so they use up additional compressor power. So that's the data point that I have. We'll have more data when Southern Cal Edison does their study using all three systems.

Lenny Brecken:        Okay my - the first comment in terms of...

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John Davenport:       Oh yeah the first comment we were talking about visibility the - I don't, you know, we're talking about four to six million dollars. I see us being able to do that having those come in one chunk.

                      I think they'll be several orders, several customers involved in that and they won't - no one of which will probably break six figures but it's but I see us getting four to six million dollars based upon where we are in the test and what I've said just in the last few minutes.

Lenny Brecken:        Okay and do you have any set time table on the testing
                      that's being done in freezer case when they conclude?

John Davenport:       Well we can try to set time tables but our customers are
                      the ones actually setting timings. We're further in some and just starting in other ones. In one of those ones that's just starting is the SuperValu even though
                      SuperValu owns the Albertsons chain where we put completed the study.

                      They are managing it separately so we'll go through a testing procedure there but it won't be as probably as rigorous because they will they'll be able to transfer over the results from the Albertsons study.

                      But I don't know when those tests will end. As I said in a previous call I'm not saying that we're going to do tremendous revenue in 2006. We don't need that to do our four to six million.

Lenny Bracken:        Okay I'll get back on the queue.

Operator:             Your next question comes from Dick Smith, Elbardilee.

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Dick Smith:           Hello John Hello Bob.

John Davenport:       Hi Dick.

Dick Smith:           I'd like to ask a couple of questions basically about your core business but before I do that first of all I'd like to just start out and ask you I never really got an answer to this and of course it probably was asked before.

                      But why first of all who initiated and was the main force in the move to Ohio and along with that question considering Ohio has the ninth largest tax rates (base) among the 50 states why was the move made to Ohio versus some other state?

John Davenport:       Sure I'll answer that right away. I'm the person you can
                      blame for the move to Ohio so we can start right there.
                      Ohio made sense because Ohio we had an existing significant operation in Ohio where we could use the fiber.

                      We also had a significant R&D operation the engineering basically for the company has been done in Ohio. It's the focus is shifting from cool business and traditional fiber optics to conventional lighting to regular lighting.

                      The Cleveland area is the lighting capital of the United States maybe even the lighting capital of the world the headquarters for GE Lighting for example, headquarters for lighting, headquarters for Ushio lighting, for Venture Lighting, for Gelcore and a number of other lighting companies so the talent basis is quite good.

                      The cost other than taxes - the cost for doing business is also pretty good in Ohio. The labor rates are lower than California significantly as well as the building rental rates they're only a fraction like a third of the cost of what we were paying in Fremont California.

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                      So there's considerable savings from that point of view.
                      We are open in the future to doing what it takes to make this business the most profitable business.

                      We plan to do significant offshore manufacturing as we're doing with the pool product, as EFO products build volume. I'm sure we'll do more of the those product elements offshore to save costs.

                      However, we'll probably keep the most technologically critical steps still in the United States so I don't know if that answers that question.

Dick Smith:           It does John the only other follow up question I would
                      have on that subject would be were there any other sites considered?

John Davenport:       Not extensively.

Dick Smith:           Okay.

John Davenport:       The important thing on this was the fact that we had EFO
                      (unintelligible) we had a significant operation here. We knew about the cost of doing business here and it's a great talent pool so that's why we headquartered in Ohio.

Dick Smith:           Taking away EFO for a minute and talking about your core
                      business I wondered John if you could share with us your plan of attack or strategy in getting SG&A expenses down as a percentage of revenues and is there a - is there a goal that you have for these SG&A expenses as a percentage of revenues and how long will it take you to achieve this goal?

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John Davenport:       Well let me start out and then I'll ask Bob to take up
                      some of this that you talked about the SG&A expenses but I'll talk about the strategy.

                      The basic strategy as you know we didn't take everything out of California. Our (pool) business is based in California. We have a president of the (pool) business and it's basically is a stand alone entity in that sense.

                      All of the sales go through that operation most of the product involved in that business are either made in Mexico now or in India so the cost structure of that business has been reduced. That's where we're taking it off.

                      We do have significant infrastructure cost because we're supporting this emerging EFO business and so we have staff in Ohio but we have reduced the basic structural cost for the core business. Bob you want to comment on that any further?

Bob Connors:          Yeah I mean we're still working on that to some
                      extent it depends on (preceding) volume. Our target operating model which we expect to achieve in upwards of $100 million in revenue calls for sales and marketing both
                      - total operating expense would be more like 25% as a whole that'll be somewhat relies on higher revenues but also relies on flattening out the expenses.

                      Right now we're still building the business so we need to expand and marketing we need to expand our R&D to make sure that business is to grow but as it grows we wouldn't see the same level of increases in those expenses and we're targeting as a model of 25% total operating expense over time.

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Dick Smith:           So essentially you've taken with EFO in there you use the
                      target model of about $100 million sales and hopefully to get down - you hope to get down to about a 25% SG&A of revenues?

Bob Connors:          Right.

Dick Smith:           Are you on target of doing that - well let me ask you this how long I mean in the future do you think that'll take you before you can reach that 25%? I understand it appears to, you know, achieve $100 million in revenues but assuming that how long do you figure it'll take you?

John Davenport:       Well that's the $64,000 question. And I don't think we've
                      got an answer to that one at the moment. Obviously we'd like it to be sooner than later.

Dick Smith:           Well what are your plans? What's on the drawing board
                      right now? What are your hopes?

John Davenport:       Well as I said we haven't disclosed a target operating
                      model but not the time frame. So we've kind been advised we can't give to use both numbers basically.

Dick Smith:           Okay.

John Davenport:       But obviously I don't think we're talking about far into
                      the future ideally given the level of opportunities that we're looking at. And we're pushing hard to convert those.
                      So it's still, you know, somewhat dependent upon getting to that level of revenues to get to that profit level.

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Dick Smith:           John this question would be for you. You had mentioned
                      that Southern California Edison report. Did you mention the savings per freezer door on an annual basis in dollar terms?

John Davenport:       I may have. But I'm glad to - I'll be glad to mention it
                      again. The number is - I believe it's 535 kilowatt hours per door per year. Let me just...

Dick Smith:           And using average electricity costs around the, you know,
                      around the globe or at least in the United States what does that come to in dollar figure?

John Davenport:       Yeah let me just - let me give you the answer. It's 535
                      kilowatt hours per door, okay? If it were $.10 a kilowatt hour that when be $53.50 per door. If it's $.20 per kilowatt hour it's obviously 100 - over $100 per door. The answer in the U.S. is somewhere in between.

Dick Smith:           Somewhere in between 10 and $.20?

John Davenport:       Yeah on Long Island it's at 18.

Dick Smith:           Okay.

John Davenport:       In New Jersey I don't know where it is exactly 13 or 14.
                      In Manhattan it's higher than that.

Dick Smith:           So if we took just an average of $75 per savings annually
                      on a freezer door essentially the cost of retrofitting or putting in your product would be under $150, is that correct?

John Davenport:       No because you haven't included the maintenance savings.

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Dick Smith:           Oh I see.

John Davenport:       Our product last twice the life of the florescent
                      products. It's much easier to change...

Dick Smith:           Okay.

John Davenport:       For florescent products because you have - in theory
                      you're supposed to take the food out of the freezer case because of the risk of breaking the fluorescent lamp. It has Mercury inside it.

                      None of that applies to the EFO case. We replaced one bulb instead of four, so all of those things have a significant impact on that savings.

Dick Smith:           What is the expected cost to a potential customer per
                      freezer door in putting in your product?

John Davenport:       Yeah we haven't really talked about that obviously for
                      competitive reasons.

Dick Smith:           Okay.

John Davenport:       So I would rather not drill too far down.

Dick Smith:           You mean you've got somebody else that's peddling EFO?

John Davenport:       No we have somebody else that's peddling other
                      alternatives like LED folks.

Dick Smith:           Got you. My only final comments John and Bob is that I
                      guess a couple of years ago I had mentioned to (Dave) that it might be an idea to post on your site a listing of addresses of Whole Foods and Albertson's where your EFO installation are in already so your shareholders can take a look and see what the end product looks like.

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John Davenport:       I think that's a good idea. Let me see if I - I don't see
                      why we can't implement that. Some of our shareholders have seen these sites.

                      The one in Austin Texas (unintelligible) Whole Foods that's probably the best one to see because there are lots of different departments. And it's a very representative store for whole foods. There are many others in the West and in the South - lots of places. So that's an excellent suggestion.

Dick Smith:           Thanks John, thanks Bob.

John Davenport:       Great thank you very much.

Operator:             Your next question comes from Robert Smith, Center for
                      Performance Investing.

Robert Smith:         I guess it's afternoon now.

                      First I'd be grateful if you could issue a more comprehensive press release. And if you could within the press release if it wouldn't be in some way - you'd have reservations about publishing the host of names that you shared with us of the retailers that you're working with? Is that possible?

John Davenport:       Well there will be probably an 8-K, that is right.

Robert Smith:         Okay, all right. It'll be available there?

John Davenport:       It'll be available there.

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Robert Smith:         Okay. Secondly when you foreshortened the EFO revenue
                      target for this year from 10 to 6 million on the high side and said that this would be - we'd see the result in the 4 million difference in the - I guess I would look for it in the first quarter of '07. Is this accurate or possible that that $4 million - is that where we're talking about?

John Davenport:       We haven't really talked about '07 yet.

Robert Smith:         Well I mean you - but he made a statement.

John Davenport:       Right we saw that we were shifted about a quarter, and if
                      you projected that to '07 you could come to that conclusion. But we haven't looked that far into '07.

Robert Smith:         But I mean is that a logical conclusion?

John Davenport:       Yeah what we're suggesting is that we're seeing sequential quarter over quarter growth for EFO. And it's logical that it's going to be bigger in Q1 of '07 than it was in Q4 of '07 (sic).

                      And what I'd like that answer to be is the one that you're trying to nudge me towards. But we just don't have enough information about '07 to really talk about it on this call. We are working towards that. But we really don't want to get into that on this call.

Robert Smith:         We spoke earlier about the freezer case opportunity in the area of I think five or six hundred million dollars a year?

John Davenport:       I've seen numbers like that.

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Robert Smith:         Okay. Do you foresee EFO essentially becoming the standard where practically everyone would be using EFO in freezer cases?

John Davenport:       That is what we're trying to do. There's no question about that. It's something that will take awhile. Because freezer cases take awhile to get - and folks make this change because they need to not because - not only because of savings.

                      In a freezer cases though in general they perform fairly played poorly with florescent lamps. So I think there is an opportunity to have a significant business in freezer cases. We're also of course working with OEM

Robert Smith:         Now again the five, six hundreds million dollars is new
                      business, new construction, new installation?

John Davenport:       No, no. That was - I believe that's retrofit as well as
                      new construction.

Robert Smith:         Okay. And how would you divide the figure?

John Davenport:       Most of the - I don't know how much offhand. But I would
                      say most of it would be retrofit.

Robert Smith:         Okay.

John Davenport:       Because the install basis is very large. And those boxes
                      sit in supermarkets for a long time although they do refresh them. The way they make them look new is they change the doors. And at that time would be the time when you would retrofit the lighting. Cases might sit in that supermarket for 20 years.

Robert Smith:         You mentioned in the past that you're working with
                      Hussmann I think.

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John Davenport:       We're working with all of the major manufacturers. There
                      are three or four of them.

Robert Smith:         That's encouraging. So they all see the light so to speak?

John Davenport:       Well they're influenced by their customers. Freezer case
                      manufacturers give you kind of a menu when you order a case. And the customer puts in what they want.

                      They specify the kinds of compressors. They specify the kind of lighting that goes in it. And so the customer, the supermarket chain, has a big impact on freezer cases.

                      And our - one of the reasons that the OEMs are interested in talking with us is that our customers are talking to them.

Robert Smith:         John a prior question queried you on I believe the cost of installation and retrofitting. And you said that was sort of a competitive...

John Davenport:       I didn't want to get into, you know the...

Robert Smith:         Yeah but aren't - can't that be figured out. I mean if you say that the payback period is 1.8 years?

John Davenport:       Yeah you could go - you could drill down and write things
                      down. But I don't want to give the whole ball of wax here.
                      You (can) make certain assumptions and get pretty close.

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Robert Smith:         So when you say that supermarket operators are not only
                      looking at the payback period why aren't they?

John Davenport:       Well they do look at that because supermarkets are very
                      concerned about that. But they're also looking at other things such as how much trouble they're having with fluorescent lights.

                      Even though I would want to change and update my lighting to the most modern lighting not everybody in the world unfortunately thinks that way. And they have other things that they think about for example like the compressors for example. Some of those are quite old and they update those as well.

                      So the payback is important. But they're also concerned about what the product looks like in the store.

Robert Smith:         Well that's in your favor.

John Davenport:       Yes, that should be in our favor. And what their initial
                      outlay is going to be, what their CAPEX budget is. All of those things come into play here, too.

Robert Smith:         So again sort of where lies the so called tipping point
                      for...

John Davenport:       Well I think what we're trying to do is to get adoption
                      for this. The way we've gotten in down lights. And that's why we're doing all these tests.

                      We did an awful lot of test if you recall when we were trying to get early adopters for the down light systems. And now, we're beginning to see some traction there.

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                      We're just going to have to go through this testing period for the freezer case to see the way they want us to play it.

Robert Smith:         Are we going to see some press on this I mean in trade?
                      You mentioned one article. How about the more popular press?

John Davenport:       We're working on that. In fact I was in San Francisco a
                      couple of weeks ago at a press dinner. It's the second one of those that I've attended put together by our PR agency.
                      So we are moving towards that. And those folks are - some of those of folks are publications you've heard of as well.

Robert Smith:         I'd love to see you on 60 Minutes in the fall.

John Davenport:       I would love to be there.

Robert Smith:         Okay. Good luck. And I certainly think your riding a tiger here.

John Davenport:       Well thank you very much.

Operator:             Your next question comes from Bill Gibson, Nollenberger
                      Capital.

Bill Gibson:          All my questions have been answered thank you.

Operator:             Your next question comes from Brian Tanous, Merriman and
                      Company.

Brian Tanous:         Hi John.

John Davenport:       Hi Brian.

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Brian Tanous:         I was wondering if you'd give us a sense of the footprint
                      at Dillard's so we can quantify what, you know, eight to ten stores a year would look like for you?

John Davenport:       Yeah that's a good question. The answer is that it's
                      pretty significant I'm trying to get you a number, you know, a number like 30 to 50 systems does that help?

Brian Tanous:         Per store?

John Davenport:       Yeah.

Brian Tanous:         Okay. Now I know you've been working on this ING bearings
                      for quite some time. Can you give us any more color on sort of what the phase we're in there and what's happening over there and how that could tie into Q3 and Q4 revenues?

John Davenport:       Yeah the - as I said we completed Phase one. We were - on
                      the basis of having a successful phase one we were approved for phase two and three, which are these 2100
                      (points) of light that we're talking about.

                      That's slated based on their schedule to occur somewhere between the third and fourth quarter. So that should be - we're looking forward to that.

                      Now will it happen then? As they're the customer. But that's what they're telling us at this point.

Brian Tanous:         Are they renovating other parts of the buildings also?

John Davenport:       Yeah they're going to have a floor by floor schedule for
                      this thing. So it's part of a larger plan. But we are approved.

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Brian Tanous:         Okay. And one system would replace eight (down lights)
                      roughly?

John Davenport:       We're actually using three plus three, so one system is
                      replacing six.

Brian Tanous:         Okay great. And then if you could just give us a status on
                      Cinemark? You haven't talked about what's happening at Cinemark in awhile.

                      And then if there's anything developing at the Elevator Cab Company?

John Davenport:       Sure. Cinemark as I said I was a little disappointing
                      because we only shipped to one Cinemark. However Cinemark has a number of projects on at the slate where they're refitting their Cinemark studio Eats, which is where we put EFO. And I think I talked about a number of them that we've already been approved for.

                      We're also going to be I'm told be in a new Cinemark which is being built here in Ohio - another reason for being in Ohio I guess. There's a new Cinemark under construction here which will open in 2007. And that is slated to use EFO lighting.

                      They're beginning to pick up. They're building rates are beginning to pick up as movie theaters in general have been doing better this year, which is a good thing for Cinemark.

                      We're also looking at other theater like opportunities. And one of those is looking pretty good at the moment. We have a test going on. And I'm hoping to say something more about that, something a little bit more granular, in the third quarter.

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Brian Tanous:         Okay. Thank you.

Operator:             Your next question comes from Michael Horwitz, Pacific
                      Growth Equity.

Michael Horwitz:      Hi fellows.

John Davenport:       Hi how are you doing Michael?

Michael Horwitz:      Very good.

                      Could you help me out on the 17 Albertson's that you've installed maybe what the average revenues are per store similar to what you've done for us with Whole Foods in the past?

John Davenport:       Yeah these are actually quite small. We're only talking
                      about typically a seafood department which might only use a few EFO systems, three, four EFO systems. So it's a relatively small order size.

                      However the thing that's significant is you see it's beginning to happen regularly. And we are also talking to Albertson's about other departments in the store.

                      So we're seeing - were beginning to see a kind of phenomenon that we saw with Whole Foods. I expect the order size or the number of EFO systems to begin to increase in Albertson's as we go forward.

Michael Horwitz:      Okay. And then two other things on these delays at Whole
                      Foods and Cinemark this quarter - construction delays - it seems odd that there would be so many in one quarter from two of your bigger customers. Can you give us any other information about that?

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                      And I guess what I'm getting at is when you do
                      installations at an Albertson's or anywhere else beyond volume of manufacturing the EFO the only way to really make all of this work on an installation and cost basis is to start really ramping these in more sectors of the store and really not having any bottlenecks in the construction channel.

                      Or is this part of your installers having bottlenecks? Or where is this coming from?

John Davenport:       These are new stores that we've been talking about. And
                      the bottlenecks are actually coming in the general contractor's issues with just getting to the store built.
                      That's what we're told. The lighting is not the issue.
                      It's nothing to do with the lighting.

Michael Horwitz:      And are you able to make money on installing just a couple sections in Albertson's stores?

John Davenport:       Oh yeah sure. We have an installation partner for example
                      in most cases. And we don't actually do the installation for example physically in a Whole Foods.

Michael Horwitz:      Right. Is that Performance Consulting Group still doing
                      that?

John Davenport:       They're one of them

Michael Horwitz:      Okay.

John Davenport:       Albertson's actually uses someone else. But Performance
                      Consulting Group is one of them. And we have a relationship that allows us to make money.

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Michael Horwitz:      All right some other housekeeping issues since this has
                      been a long call - hiring where do you stand on headcount and what's going on? I know that you were bringing over more sales people?

John Davenport:       Yes. We have actually outstanding offers for more sales
                      folks. I'm going to ask Bob what our current headcount is.

Bob Connors:          Well it's on the order of 120. And we have - we did bring
                      on a new sales team in the first quarter. And there's more that were supposed to come on the second quarter. As John said there are offers outstanding. They haven't joined yet.

Michael Horwitz:      And then John you and I in the past have talked about
                      possibly bringing in a COO or a I don't know what you want to call it a head of marketing. Where do you stand on those kinds of tasks?

John Davenport:       We have - a head of marketing is one of positions that's
                      beyond the one we just talked about. A COO is, you know, is something that we've discussed internally. It could also be a vice president of operations kind of job as well. So we're still working on that at the moment.

Michael Horwitz:      Okay. And then lastly there's been work - a lot of work
                      done on spending money to bring your costs down on a technology front. And we haven't talked a lot about it. Do you have any thing to tell us there on your ability there to bring your own costs down to be to maybe...

John Davenport:       Well we have acquired some equipment. And that equipment
                      is allowing - has allowed us to bring the cost down for key EFO components. Those components are the CPC reflectors.

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Michael Horwitz:      Right.

John Davenport:       And the other component that we're talking about which are the new machines that we've got and that we own now include the rods which are - also have coating. And we - I don't think that we've actually run a set of rods through the machine yet. That's in the works, so as soon as, you know, the next run of those things goes through we'll begin to realize some cost savings there, as well as in the arc tube. We're now making our own arc tubes and that machine allows us to reduce cost, so we're getting some fundamental costs down. We're working on cost reductions for the electronics and hopefully we'll have a lower cost electronic design coming in the near future. So we're working on the components that are most technologically intensive as well as typically the most cost intensive pieces to EFO.

Michael Horwitz:      And lastly, Bob, Sarbanes-Oxley, when does that start to
                      not affect you so much on the cost front? Your expenses, I'm a little bit surprised on the commentary at the beginning of where you want us to be for the bottom line.
                      So how does this play out through let's call it the end of the year if we're going to still get ahead here in the third quarter? I guess that'll play out all the way through the end of the year?

Bob Connors:          Yeah it will because we're now - we passed the June 30
                      measurement date, so we are on the hub to being compliant this year, so we'll have higher consulting fees and accounting fees in the second half which is one of the reasons that the loss is as large as it's expected to be.

Michael Horwitz:      Okay. All right and then on the getting the information
                      out, on the test that all sounded very good. Are you going to have that on your website or are you going to put out a press release?

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John Davenport:       Well we're going to put out a press release for sure, and
                      we're trying to find out if we can put it on our website. There are certain copyrights issues, so we're working on that.

Michael Horwitz:      All right.

John Davenport:       There will be a press release.

Michael Horwitz:      Okay, perfect. Thanks, fellows.

Operator:             Your next question comes from Rob Hammond, RK Capital.

Rob Hammond:          Yeah, can you give us some sort of idea what the cost of
                      an LED retrofit might be in a freezer case?

John Davenport:       Well we're not selling LED retrofit at the moment. But
                      they tend to be actually quite costly. Itions that we've looked at, LEDs have been far more costly than any other alternative, including EFO.

Rob Hammond:          What is it that we...

John Davenport:       That's a significant issue with LEDs. They have been
                      improved as time goes on, although you need a significant number of LEDs to make even illumination. The luminaire that they developed -- work because they use the side emitting LED to distribute the light so you need many many points of light to emulate the fluorescent output, so that's somewhat limits the cost reductions that you can do. I can give you that much.

Rob Hammond:          Yeah that's somewhat helpful. I mean we can obviously back in this past what the cost per door was for you. I'm just trying to get a sense of its well in excess of what the actual results prove to be on your cost per door in this study.

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John Davenport:       Yeah I missed the question. I didn't quite understand what your comment was.

Rob Hammond:          Well I'm trying to get some direction in terms of the size for an LED retrofit. And granted, I know this was fluorescent but...

John Davenport:       Well, you know, there...

Rob Hammond:          It would seem...

John Davenport:       As I said, I expect that and have heard that they are more possibly than EFO, for example.

Rob Hammond:          By a factor of 2X or...

John Davenport:       I can't comment on that. I mean I haven't been in internal discussions with these guys.

Rob Hammond:          Is it actually more costly than the cost per door that you saw in this most recent study for EFO?

John Davenport:       Oh yes.

Rob Hammond:          That was pretty high cost per door.

John Davenport:       Yeah, no it's more costly.

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Rob Hammond:          Okay. And then in the study to get the full 1.8 years pay
                      back, you mentioned maintenance savings comprised some portion of that. Any idea - was there a relatively small portion of the due to maintenance savings?

John Davenport:       No, it's a relatively large portion - a significant
                      portion.

Rob Hammond:          Okay. Okay so maybe additional, you know, 50% of the 6,000 if we thought about 9,000 per door savings per year, would that get us...

John Davenport:       No that wouldn't be enough, keep going up.

Rob Hammond:          Okay.

John Davenport:       It's about equal.

Rob Hammond:          Okay, good.

John Davenport:       That's about as far as I want to go and that's further.

Rob Hammond:          Okay. And then when you began talking about this, you
                      talked about this should help Southern Cal Edison decide how to formulate their rebates. And, you know, where are they in that process and how important is that to your customers that, you know, maybe get them to that tipping point of making a decision?

John Davenport:       Well rebates are important because rebates are money. And
                      whenever you have folks who worry about making money involved and you do in supermarkets then the rebates will factor in. There also add a level of complexity and unfortunately in California that helps significantly by having Southern Cal Edison. We were told by the other utilities in California that they will accept the Southern
                      Cal Edison report. And in fact one of them has already said that EFO would qualify.

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Rob Hammond:          Okay. Are you aware of any of the - your supermarket
                      potential customers that have gone ahead and moved forward with inside agents installing LED freezer case lighting?

John Davenport:       We are unaware of any - but there are lots of tests going
                      on.

Rob Hammond:          Okay but...

John Davenport:       But our tests...

Rob Hammond:          (Unintelligible) made out...

John Davenport:       We're unaware of any rollouts.

Rob Hammond:          Okay. All right, thank you.

Operator:             Your next question comes from Eric Hidy with Marathon
                      Partners.

Eric Hidy:            Hi, guys. How are you?

John Davenport:       Good.

Eric Hidy:            Good. What was your cash balance at the end of the
                      quarter?

John Davenport:       We haven't given out the total financials yet. Eric, we
                      won't know that until, you know, end of this month, beginning of next month...

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Eric Hidy:            Okay.

John Davenport:       When we release. We'll do another release with the actual
                      financials in it and most likely will have a conference call at that time as well.

Eric Hidy:            Okay great. Thanks.

Operator:             Your next question comes from Chris Ryder of Lucrum
                      Capital.

Chris Ryder:          Good afternoon. Can you talk about the sales cycle at
                      Albertsons and the visibility you have in the deployment right there?

John Davenport:       Sure. Albertsons' sales cycle, I guess we - it's more than a year that we've been working with Albertsons, maybe something more like 14 or 16 months. So we now feel, you know, with Albertsons, Albertsons is to the point where they are using EFO routinely when they're building these stores. That's taken more than a year. We're hoping that that cycle gets lower as we go forward. Some, like Giant
                      Eagle, we've been talking to for three years. However we are making - progress with Giant Eagle.

                      It's just a matter of where they are in this process, where their budgets are, and what things are on their plates to tackle. However as we're going forward our hope is that that sales cycle will get reduced as it has, I believe our success at Albertsons in part because they have no qualms about the seafood working. They know it works because the seafood section works for Whole Foods.

Chris Ryder:          You mentioned you were in 17 of 3,800 potential locations.

John Davenport:       Right.

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Chris Ryder:          What's the sales cycle for getting deployed and what's
                      your visibility?

John Davenport:       Are you talking about the number of new locations.

Chris Ryder:          I'm talking about the order rates from Albertsons to
                      Fiberstars for the deployment of EFO at an Albertsons store. If you're at 17 stores now...

John Davenport:       Right. We've done - most of those stores were done in the
                      first and second quarter. The deployment rate that's far in excess of the deployment rate that we have had with Whole Foods because their base of stores is far less for one thing. And to get to the 18 stores that we have now at Whole Foods, it's taken us more than 2 years, so the deployment rate is a lot faster at the...

Chris Ryder:          So what's the process by which you know that Albertsons is going to be deploying you and how much visibility will you have on that deployment rate?

John Davenport:       The processes were on the specs - on their specifications
                      for a new store.

Chris Ryder:          Uh huh.

John Davenport:       To their specific category but they're mostly the new
                      stores, so that's the process.

                      Visibility is now - they use a distributor and we're beginning to see the distributor now beginning to place stocking orders for future Albertsons stores. So as that - we're still in kind of the ramp up phase of that.

Chris Ryder:          So let's talk about the sales cycle at Albertsons in a
                      different way. You don't get orders from Albertsons. You get it from a distributor.

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John Davenport:       We get them both ways at the moment. Some of the product
                      comes through the distributor. The seafood department comes through distributors but some of the newer stuff comes directly.

Chris Ryder:          So...

John Davenport:       And we'll eventually go through distribution. They also
                      have several different chains. There is Albertsons itself.
                      There is Shaw's and there are a number of other chains and they work a little differently for each chain. It's nice to note that not all of these products are with just
                      Albertsons. We're in - we have product now at Shaw's and there's another one of their chains that Albertsons owns that we also product, so it's more than just the Albertsons name brand.

Chris Ryder:          So what's the sales cycle that occurs so that Albertsons
                      or their distributor or some other intermediary gives you orders so that you can deploy in an Albertsons store? Is it something that happens with new store openings only?

John Davenport:       Right now it's happening with new store openings only.
                      However we are looking forward and we're talking about retrofits now with Albertsons, so we're trying to expand.

Chris Ryder:          Are you (specked) in for retrofit?

John Davenport:       Retrofits that include the seafood department change that
                      - any retrofit that has a seafood department like the new stores have I think it's called a type 45 seafood department.

Chris Ryder:          So is that new news versus the last quarter that they now
                      (unintelligible)...

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John Davenport:       No that's not new news. It's just happening.

Chris Ryder:          So how does it happen? What I'm trying to understand is
                      Albertsons has you designed in in certain areas.

John Davenport:       Right.

Chris Ryder:          And I'm trying to understand how the process by which
                      Albertsons having accepted your product results in revenue to Fiberstars and what that process is? Because if they've only deployed 17 or 3,800 stores and you're in all of the new builds and you're in the retrofits, there must be a process by which they place orders with Fiberstars. And it's directly as to a distributor...

John Davenport:       Yeah I think we new type 45 stores going up we're in. And
                      we're trying to get into position where we're on the retrofit program and we can go into existing stores. But we're not quite there yet, so once we're at that point then probably at that point the run rate will change because right now we're at these new type 45 stores.

Chris Ryder:          And what would the run rate be to you if that were to
                      change?

Bob Connors:          Well in terms of Albertsons over what period of time
                      they're going to retrofit 3,500 stores, you know, that can probably be 3 to 5 years I would imagine. I would imagine they would have to do do it over a certain timeframe.

Chris Ryder:          So in 3 to 5 years what would be the revenue opportunity
                      to Fiberstars?

Bob Connors:          A lot.

Chris Ryder:          More...

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Bob Connors:          You're probably looking at, just doing back of the
                      envelope here, but, you know, on the order of 1 to 2 million if it's just the seafood department.

Chris Ryder:          Okay.

John Davenport:       If it's more than that and departments are added on then
                      it changes.

Chris Ryder:          So they - so that you're suggesting that the Albertsons
                      contract could be a revenue opportunity of $1 to $2 million a year as you get to a normalized run rate.

John Davenport:       If we were doing retrofit or just the seafood department.

Chris Ryder:          In the last conference call you mentioned that Bank of
                      America while it's true that you'd been approved for use in the building, you had yet to receive any orders in the...

John Davenport:       Correct.

Chris Ryder:          In your prepared remarks you mentioned that Bank of
                      America was placing orders with you.

John Davenport:       No, not Bank of America is not placing orders. They're not placing orders with anyone for lights. We are on the preliminary specs for the Bank of America buildings which is different than the ordering process.

Chris Ryder:          Okay.

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John Davenport:       The ordering process happens when the - when a contractor
                      decides they're going to need the lighting. They'll order at some point in advance of that and then it appears at their site on a floor-by-floor basis.

Chris Ryder:          And that's still expected to be 2007.

John Davenport:       Yes.

Chris Ryder:          And can you just size the dollar value of 2,100 down
                      lights at ING that you're going to be deploying in the next few quarters?

John Davenport:       I would prefer not to, again for competitive reasons. But
                      you could do your own calculation because I told you what kind of system we're using, a 3 plus 3 system which is 6 outputs, so you could figure out the number of systems, so it's a lot of systems.

Chris Ryder:          Okay, thank you.

John Davenport:       Okay.

Operator:             We have a follow-up question from the line of Robert Smith with Center for Performance.

Robert Smith:         Yes, in the past we have spoken of the residential
                      opportunity down the road, so to speak. As we've elongated the commercial roll out so to speak, what's happened in R&D to effectuate the possibility of tapping the residential market?

John Davenport:       Well the key residential attribute that we need is instant light. That's why I mentioned that briefly when we were talking about the ship install. One very nice feature of doing this Navy ship install is that we'll be delivering instant light illuminators and systems to the Navy. And obviously that same technology will work in commercial applications.

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                      What we're doing right now is developing a more
                      commercially cost effective system, reducing the costs of the the electronics necessary to be able to bring this to residential.

Robert Smith:         And the timeline which we initially look - we're looking
                      at maybe three or four odd years out. Is that...

John Davenport:       We're trying to have a - our first residential product,
                      you know, at the end of this year, maybe at the beginning of next year. That's the kind of timeframe.

Robert Smith:         That early.

John Davenport:       So it won't be the only one but it'll be the first one.

Robert Smith:         And we were speaking about, I guess, the fixture costs and balance and all that stuff about impacting the potential residential area. I mean, has there been progress in that specific...

John Davenport:       All of our cost reduction efforts are going to be helpful
                      as we try to get to residential markets. However I believe that this is going to be a high-end product for residential. Now, fortunately California is basically is a high-end state. I don't know if there's much real estate that isn't high end in California.

Robert Smith:         Right. How do you...

John Davenport:       Title 24 really favors them.

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Robert Smith:         How do you characterize high cost, I mean?

John Davenport:       Well, you know, the - right now we've said that we are
                      about $100 to $120, something like that, per point of light. That would be high cost in a residential application, although not a high cost if you're comparing it against some design quality fixtures that you'll see in the high-end residential market.

Robert Smith:         But...

John Davenport:       Compared to the kind of thing that you get at Home Depot
                      is high end.

Robert Smith:         But if energy costs keep moving higher...

John Davenport:       Yes. And there is a tax incentive as well as probably
                      rebate dollars available for this.

Robert Smith:         So at some point, I mean, this is going to play very well
                      into the entire energy complex picture, I mean, as far as efficiency goes.

John Davenport:       Oh absolutely. This is a really efficient alternative for
                      residential applications and it meets all of the -and exceeds all of the Title 24 requirements.

Robert Smith:         Thank you very much.

Operator:             Thank you. Your next question comes from Tom Laird,
                      Mulholland Capital.

Tom Laird:            Hi, John. I was just wondering. You mentioned in your
                      comments about the ICE evaluation how energy costs and Europe are even appreciably higher than they are here. And
                      I know you guys don't have any efforts in Europe, but if the ICE program continues to mature, what are your thoughts abut entering Europe, you know, in the next few years?

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John Davenport:       We actually do have efforts in Europe, Tom. We
                      have an operation in the UK as well as ones north of Frankfurt. And we have been putting some EFO products into Europe. The ING building is a European installation and handled by our European subsidiary. We are in fact doing - we're planning two EFO (Ice) tests in the UK. And so we think that there is a market in Europe and the energy costs in Europe are something that are going to be helpful to help drive that.

Tom Laird:            That's good news. Thank you.

Operator:             Thank you. At this time there are no further questions.

John Davenport:       Okay. I just wanted to close by thanking everyone for your participation in the call and also for your thoughtful questions and your continued support. And we look forward to talking to you next time. Thank you.

Operator:             Thank you. This concludes today's conference call. You may now disconnect.

                                       END